Media Contact:        Carolyn Rohrer, 415-233-9813
Email:             carolyn.rohrer@autodesk.com

Investor Contact:         David Gennarelli, 415-507-6033
Email:             david.gennarelli@autodesk.com

Autodesk Names Scott Herren Chief Financial Officer

San Francisco, October 1, 2014 - Today, Autodesk, Inc. (NASDAQ: ADSK) announced R. Scott Herren will join the company as senior vice president and chief financial officer, effective November 1, 2014. Herren, who is currently serving as senior vice president of finance at Citrix, will bring 30 years of financial, strategic and operational experience to Autodesk. He will be based in San Francisco and report to Autodesk President and Chief Executive Officer Carl Bass.

“I am excited Scott has agreed to join Autodesk and look forward to having him on the team,” said Bass. “Scott’s broad mix of financial, sales and product management experience will be a fantastic addition to Autodesk. His leadership at Citrix, which like us, is tapping into cloud and mobile computing to help customers work better, will benefit Autodesk in our transition to a more recurring, subscription-based business model over the coming years.”

Herren has spent the past 14 years at Citrix, a leader in mobile workspaces, virtualization, networking and cloud services. He currently leads the company’s finance, accounting, tax, treasury, investor relations, real estate and facilities teams. Prior to his current role, Herren held a variety of leadership roles at Citrix including vice president and managing director for EMEA and vice president and general manager of the company’s virtualization systems group. Before joining Citrix in 2000, he spent 16 years in senior strategy and financial positions at FedEx and IBM.

“At Citrix, I spent time studying Autodesk and its move to a cloud and subscription model, and so had insight into the company and was impressed with what I saw,” said Herren. “I’m thrilled to join Autodesk and this fantastic senior leadership team during this exciting time.”

About Autodesk
Autodesk helps people imagine, design and create a better world. Everyone--from design professionals, engineers and architects to digital artists, students and hobbyists--uses Autodesk software to unlock their creativity and solve important challenges. For more information visit autodesk.com or follow @autodesk.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

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